EXHIBIT 11.0

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                Years Ended
                                                                December 31,
                                                           ---------------------

(in thousands, except per share amounts)                     2001         2000
                                                           --------      -------

Net income                                                 $104,467      $24,477
                                                           --------      -------
Weighted average common shares outstanding(1)                76,728       42,403
Earnings per common share(1)                               $   1.36      $  0.58
                                                           ========      =======
Total weighted average common shares outstanding(1)          76,728       42,403
Additional dilutive shares using ending value for the
    period when utilizing the Treasury stock method
    regarding stock options(1)                                1,327        1,543
                                                           --------      -------
Total shares for fully diluted earnings per share(1)         78,055       43,946
Fully diluted earnings per common share and common
    share equivalents(1)                                   $   1.34      $  0.56
                                                           ========      =======

(1) Amounts for 2000 have been adjusted to reflect 3-for-2 stock splits on March 29 and September 20, 2001.